UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 21, 2010
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2010, the stockholders of EMCORE Corporation (the “Company”) approved the adoption of the EMCORE Corporation 2010 Equity Incentive Plan (the “2010 Equity Plan”) and authorized the reservation of 4,000,000 shares of the Company’s common stock for issuance under the 2010 Equity Plan.  The 2010 Equity Plan replaces the Company’s 2000 Stock Option Plan, which expired on February 12, 2010.

The 2010 Equity Plan will be administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”) or, in certain instances, its designee. Employees, non-employee directors and consultants of the Company and its subsidiaries will be eligible to receive awards of stock options, performance stock, and restricted stock at the Compensation Committee’s discretion.

A participant may receive a maximum of 500,000 stock options and 200,000 shares of performance stock in any 12 month period. The maximum number of shares that may be issued with respect to incentive stock options is 4,000,000. Awards that for any reason are canceled, terminated, forfeited, settled in cash or otherwise settled without the issuance of the Company’s common stock will be available again under the 2010 Equity Plan.

The Board of Directors or Compensation Committee may terminate, amend or suspend the 2010 Equity Plan at any time. The 2010 Equity Plan will terminate on May 21, 2020, if not earlier terminated by the Board or Compensation Committee. An amendment to the 2010 Equity Plan will be submitted for shareholder approval to the extent required by the Internal Revenue Code or other applicable laws, rules or regulations or if the amendment will (i) materially increase the benefits under the 2010 Equity Plan, (ii) materially increase the number of shares of common stock subject to the 2010 Equity Plan or the individual award limitations set forth in the 2010 Equity Plan, other than for antidilutive purposes, (iii) modify the restrictions on repricing set forth in the 2010 Equity Plan or (iv) materially modify the requirements for participation in the 2010 Equity Plan.

The foregoing description of the 2010 Equity Plan is qualified in its entirety by reference to the full text of the 2010 Equity Plan, a copy of which is attached as Annex 1 to the proxy statement filed with the Securities and Exchange Commission on April 9, 2010, and is incorporated herein by reference.

In addition, on May 21, 2010, the Compensation Committee of the Board of Directors of the Company approved increases in the annual base salaries of the Company’s current named executive officers, effective April 12, 2010:

• the annual base salary of Reuben F. Richards, Jr., the Company’s Executive Chairman, has been increased from $437,325 to $450,444.75;

• the annual base salary of Hong Q. Hou, Ph.D., the Company’s President and Chief Executive Officer, has been increased from $420,000 to $450,444.75;

• the annual base salary of John M. Markovich, the Company’s Chief Financial Officer, has been increased from $300,000 to $309,000; and

• the annual base salary of John Iannelli, the Company’s Chief Technology Officer, has been increased from $236,250 to $243,337.50.

In order to compensate Christopher Larocca for his promotion to Chief Operating Officer, which occurred in May 2009, on May 21, 2010, the Compensation Committee also approved an increase from $234,300 to $260,000 in the annual base salary of Mr. Larocca, effective as of January 4, 2010.

Item 5.07    Submission of Matters to a Vote of Security Holders.

The Company held its 2010 Annual Meeting of Stockholders on May 21, 2010.  The following matters were submitted to the Company’s stockholders for a vote at the Annual Meeting:

(1)  The election of the following three director nominees to the Company’s Board of Directors, each to serve a three-year term expiring in 2013.  All nominees were elected as directors with the following vote:

Nominee	Votes For	Withheld	Broker Non-Votes
Charles T. Scott	33,197,052	1,225,472	28,459,089
Hong Q. Hou	33,145,756	1,276,768	28,459,089
Sherman McCorkle	33,293,851	1,128,673	28,459,089

(2) A proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010.  This proposal was approved with 61,903,271 votes in favor, 747,712 votes against and 230,630 abstentions.

(3) The adoption of the 2010 Equity Plan, including authorizing the reservation of 4,000,000 shares of the Company’s common stock for issuance under the 2010 Equity Plan. This proposal was approved with 31,431,287 votes in favor, 2,713,684 votes against, 277,553 abstentions, and 28,459,089 broker non-votes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: May 27, 2010	By: /s/ John M. Markovich Name: John M. Markovich Title: Chief Financial Officer